Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Forms S-8 No. 333-73790, No. 333-138177, and No. 333-160292) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation),

(2)Registration Statements (Forms S-8 No. 333-175859 and No. 333-216752) of Belden Inc. pertaining to the 2011 Long-Term Performance Incentive Plan, and

(3)Automatic Shelf Registration Statement (Form S-3ASR No. 333-230612) of Belden Inc.;

of our reports dated February 11, 2020, except for the retrospective adjustments disclosed in Notes 1, 3, 6, and 12, as to which the date is June 12, 2020, with respect to the consolidated financial statements and schedule of Belden Inc., included in this Current Report on Form 8-K.

              /s/ Ernst & Young LLP

St. Louis, Missouri
June 12, 2020